UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 7, 2011 (August 31, 2011)

Bohai Pharmaceuticals Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0697405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd. No. 9 Daxin Road, Zhifu District Yantai, Shandong Province, China 264000
(Address of principal executive offices)

Registrant’s telephone number, including area code: +86(535)-685-7928

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Anthony K. Chan

On August 31, 2011, Anthony K. Chan notified Bohai Pharmaceuticals Group, Inc. (the “Company”) of his resignation from the board of directors of the Company (the “Board”), effective immediately.  Mr. Chan’s resignation was for personal reasons not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Thomas Tan

Effective September 6, 2011, the Board, by written consent to action and pursuant to the Company’s Amended and Restated Bylaws (which provides for a classified board of directors of the Company), appointed Thomas Tan to serve as a Class II director of the Company for a term ending with the 2011 annual meeting of stockholders.

The biographical information of Mr. Tan as of September 6, 2011 is set forth below.

Thomas Tan became a director of the Company on September 6, 2011. Mr. Tan has over 15 years of experience in corporate finance and management in the United States. In the last 3 years. he has served as the Managing Director of Capital Markets Group at Euro Pacific Capital, Inc., responsible for leading private placements for US listed Chinese companies and Canadian listed mining companies.  In addition, Mr. Tan has focused on the precious metals and mining sectors since 2004, becoming, at the time, a popular independent blogger, writer and contributor for many financial and precious metal websites.  Many of Mr. Tan’s articles were published and treated as Editor’s Picks by Seeking Alpha.  Before joining Euro Pacific, from 1998 to 2007, Mr. Tan served in various corporate finance positions at Pfizer, Inc. supporting research and development, legal and manufacturing functions in the financial planning and analysis area.  From 1997 to 1998, he worked as a banker for the Capital Markets Group at Cargill, Inc.  Mr. Tan holds an MBA in Finance from the Fuqua School of Business at Duke University and has held the Chartered Financial Analyst (CFA) designation since 2004.

Independent Director and Indemnification Agreement

On September 6, 2011, the Board approved the Company’s entry into an independent director and indemnification agreement with Mr. Tan, which agreement shall become effective with his and the Company’s execution thereof.  The Company’s form of independent director and indemnification agreements are filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (the “Independent Director Agreement”) filed on July 13, 2010.

Pursuant to the Independent Director Agreement:

(i)           Mr. Tan will be retained as a director of the Company until the director or the Company terminates the agreement upon thirty (30) days prior written notice, with or without cause, or until his death, resignation or failure of appointment by the Company’s stockholders; and

(ii)          Mr. Tan will be entitled to receive, subject to certain conditions, a $20,000 annual director’s fee and a five year non-qualified option to purchase 6,000 shares of restricted common stock of the Company at a price equal to $2.00 per share with cashless exercise feature.

The Independent Director Agreement also contains standard confidentiality provisions and provides that the Company shall indemnify the directors to the fullest extent permitted by law against personal liability for actions taken in the performance of their duties to the Company.

The foregoing summary of the independent director agreement is qualified in its entirety by reference to the form of Independent Director Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 13, 2010.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

17.1	Letter, dated August 31, 2011, from Anthony K. Chan to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 7, 2011	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Gene Hsiao
Name: Gene Hsiao
Title: Chief Financial Officer